                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                    New York, NY 10017-2630
                                        www.travelers.com
NYSE: TRV
Travelers Reports Excellent Fourth Quarter and Full Year Results
Fourth Quarter 2025 Net Income per Diluted Share of $11.06, up 23%, and Core Income per Diluted Share of $11.13, up 22%
Full Year Net Income of $6.288 Billion and Core Income of $6.325 Billion
Fourth Quarter 2025 Return on Equity of 31.0% and Core Return on Equity of 29.6%
Full Year Return on Equity of 21.0% and Core Return on Equity of 19.4%
Board of Directors Authorizes an Additional $5.0 Billion of Share Repurchases
•Fourth quarter net income of $2.496 billion, up 20%, and core income of $2.511 billion, up 18%.
•Consolidated combined ratio improved 3.0 points to 80.2%.
•Underlying combined ratio improved 1.8 points to 82.2%.
•Net investment income increased 10% after-tax to $867 million.
•Record full year operating cash flows of $10.606 billion.
•Total capital returned to shareholders of $1.897 billion, including $1.653 billion of share repurchases.
•Strong growth in book value per share, up 23%, and adjusted book value per share, up 14%, compared to year-end 2024.

New York, January 21, 2026 — The Travelers Companies, Inc. today reported net income of $2.496 billion, or $11.06 per diluted share, for the quarter ended December 31, 2025, compared to $2.082 billion, or $8.96 per diluted share, in the prior year quarter. Core income in the current quarter was $2.511 billion, or $11.13 per diluted share, compared to $2.126 billion, or $9.15 per diluted share, in the prior year quarter. Core income increased primarily due to a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses), higher net investment income, lower catastrophe losses and higher net favorable prior year reserve development. Net realized investment losses in the current quarter were $20 million pre-tax ($15 million after-tax), compared to $55 million pre-tax ($44 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	2024	Change		2025	2024	Change
Net written premiums	$10,856	$10,742	1%		$44,387	$43,356	2%

Total revenues	$12,432	$12,008	4		$48,828	$46,423	5
Net income	$2,496	$2,082	20		$6,288	$4,999	26
per diluted share	$11.06	$8.96	23		$27.43	$21.47	28
Core income	$2,511	$2,126	18		$6,325	$5,025	26
per diluted share	$11.13	$9.15	22		$27.59	$21.58	28
Diluted weighted average shares outstanding	224.0	230.7	(3)		227.6	231.1	(2)
Combined ratio	80.2%	83.2%	(3.0)	pts	89.9%	92.5%	(2.6)	pts
Underlying combined ratio	82.2%	84.0%	(1.8)	pts	83.9%	86.2%	(2.3)	pts
Return on equity	31.0%	30.0%	1.0	pts	21.0%	19.2%	1.8	pts
Core return on equity	29.6%	27.7%	1.9	pts	19.4%	17.2%	2.2	pts

	As of
	December 31, 2025	December 31, 2024	Change
Book value per share	$151.21	$122.97	23%
Adjusted book value per share	158.01	139.04	14%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report excellent fourth quarter and full year results driven by strong performance across both underwriting and investments,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Our results this year and over time reflect the power of our earnings engine fueled by the disciplined execution of our strategy across every dimension of our business.
“Core income for the quarter was $2.5 billion, or $11.13 per diluted share, generating core return on equity of 29.6%. Core income benefited from a 3% increase in net earned premiums to $11.1 billion and a combined ratio that improved 3 points to a terrific 80.2%. The business performed exceptionally well across the board, as strong underlying profitability, net favorable prior year reserve development and a lower level of catastrophe losses drove the improvement. All three segments delivered excellent underwriting results on both an underlying and an as-reported basis. Our high-quality investment portfolio generated after-tax net investment income of $867 million. These results, along with our strong balance sheet, enabled us to return $1.9 billion of excess capital to our shareholders this quarter, including $1.7 billion of share repurchases.
“For the full year, core income was up 26% to $6.3 billion, or $27.59 per diluted share, generating core return on equity of 19.4%. During the year, we grew adjusted book value per share by 14%, after returning $4.2 billion of excess capital to shareholders and investing more than $1.5 billion in cutting-edge AI and other technology initiatives.
“Through disciplined marketplace execution across all three segments, we grew net written premiums in the quarter to $10.9 billion. In Business Insurance, we grew net written premiums to $5.5 billion. Retention remained strong at 85%, renewal premium change was 6.1% and new business was very strong at $675 million. In Bond & Specialty Insurance, we grew net written premiums to $1.1 billion, with excellent retention of 87% and positive renewal premium change in our high-quality management liability business. In our industry-leading surety business, we grew net written premiums from a very strong level in the prior year quarter. In Personal Insurance, net written premiums of $4.2 billion reflected continued strong renewal premium change in Homeowners and higher new business in Auto.
“Our proven strategy positions us to continue generating substantial shareholder value. The durability of our underlying business performance provides a powerful foundation. Delivering a compelling value proposition to customers and distribution partners, combined with underwriting excellence across our diversified portfolio and gains in productivity, drives consistently strong profitability and substantial cash flow. Our investment expertise, growing portfolio and higher reinvestment rates are delivering meaningful growth in net investment income. Operating from this position of strength, we remain highly confident in the outlook for Travelers in 2026 and beyond.”

Consolidated Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2025		2024		Change		2025		2024		Change
Underwriting gain:	$2,170		$1,787		$383		$4,265		$2,984		$1,281
Underwriting gain includes:
Net favorable prior year reserve development	321		262		59		1,036		709		327
Catastrophes, net of reinsurance	(95)		(175)		80		(3,690)		(3,335)		(355)
Net investment income	1,054		955		99		3,959		3,590		369
Other income (expense), including interest expense	(101)		(93)		(8)		(380)		(364)		(16)
Core income before income taxes	3,123		2,649		474		7,844		6,210		1,634
Income tax expense	612		523		89		1,519		1,185		334
Core income	2,511		2,126		385		6,325		5,025		1,300
Net realized investment losses after income taxes	(15)		(44)		29		(37)		(26)		(11)
Net income	$2,496		$2,082		$414		$6,288		$4,999		$1,289

Combined ratio	80.2%		83.2%		(3.0)	pts	89.9%		92.5%		(2.6)	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.9)	pts	(2.4)	pts	(0.5)	pts	(2.4)	pts	(1.7)	pts	(0.7)	pts
Catastrophes, net of reinsurance	0.9	pts	1.6	pts	(0.7)	pts	8.4	pts	8.0	pts	0.4	pts
Underlying combined ratio	82.2%		84.0%		(1.8)	pts	83.9%		86.2%		(2.3)	pts

Net written premiums
Business Insurance	$5,514		$5,426		2%		$22,679		$22,078		3%
Bond & Specialty Insurance	1,098		1,054		4		4,262		4,109		4
Personal Insurance	4,244		4,262		—		17,446		17,169		2
Total	$10,856		$10,742		1%		$44,387		$43,356		2%
Fourth Quarter 2025 Results
(All comparisons vs. fourth quarter 2024, unless noted otherwise)
Net income of $2.496 billion increased $414 million, driven by higher core income and lower net realized investment losses. Core income of $2.511 billion increased $385 million, primarily due to a higher underlying underwriting gain, higher net investment income, lower catastrophe losses and higher net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes. Net realized investment losses were $20 million pre-tax ($15 million after-tax), compared to $55 million pre-tax ($44 million after-tax) in the prior year quarter.
Combined ratio:
•The combined ratio of 80.2% improved 3.0 points due to an improvement in the underlying combined ratio (1.8 points), lower catastrophe losses (0.7 points) and higher net favorable prior year reserve development (0.5 points).
•The underlying combined ratio improved 1.8 points to an excellent 82.2%. See below for further details by segment.
•Net favorable prior year reserve development occurred in all segments. See below for further details by segment.
•Catastrophe losses primarily resulted from winter storms in multiple states.

Net investment income of $1.054 billion pre-tax ($867 million after-tax) increased 10%, primarily due to growth in average invested assets and a higher average yield in the long-term fixed income investment portfolio.

Net written premiums of $10.856 billion increased 1%. See below for further details by segment.

Full Year 2025 Results
(All comparisons vs. full year 2024, unless noted otherwise)

Net income of $6.288 billion increased $1.289 billion, driven by higher core income, partially offset by higher net realized investment losses. Core income of $6.325 billion increased $1.300 billion, primarily due to a higher underlying underwriting gain, higher net investment income and higher net favorable prior year reserve development, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. Net realized investment losses were $48 million pre-tax ($37 million after-tax), compared to $30 million pre-tax ($26 million after-tax) in the prior year.

Combined ratio:

•The combined ratio of 89.9% improved 2.6 points due to an improvement in the underlying combined ratio (2.3 points) and higher net favorable prior year reserve development (0.7 points), partially offset by higher catastrophe losses (0.4 points).

•The underlying combined ratio of 83.9% improved 2.3 points. See below for further details by segment.

•Net favorable prior year reserve development occurred in all segments. See below for further details by segment.

•Catastrophe losses included the fourth quarter events described above, as well as the January 2025 California wildfires and severe wind and hail storms in multiple states in the first nine months of 2025.
Net investment income of $3.959 billion pre-tax ($3.254 billion after-tax) increased 10% driven by the same factors described above for the fourth quarter of 2025.

Net written premiums of $44.387 billion increased 2%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $32.894 billion increased 18% over year-end 2024, primarily due to net income of $6.288 billion and lower net unrealized investment losses, partially offset by common share repurchases and dividends to shareholders. Net unrealized investment losses included in shareholders’ equity were $1.862 billion pre-tax ($1.478 billion after-tax), compared to $4.609 billion pre-tax ($3.640 billion after-tax) at year-end 2024. The decrease in net unrealized investment losses was driven by lower interest rates. Book value per share of $151.21 increased 23% over year-end 2024. Adjusted book value per share of $158.01, which excludes net unrealized investment losses, increased 14% over year-end 2024.

The Company repurchased 5.8 million shares during the fourth quarter at an average price of $285.04 per share for a total cost of $1.653 billion. At December 31, 2025, the Company had $2.015 billion of capacity remaining under its share repurchase authorizations approved by the Board of Directors. At the end of the quarter, statutory capital and surplus was $31.064 billion, and the ratio of debt-to-capital was 22.0%. The ratio of debt-to-capital excluding after-tax net unrealized investment losses included in shareholders’ equity was 21.2%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $1.10 per share. The dividend is payable March 31, 2026, to shareholders of record at the close of business on March 10, 2026. The Board of Directors also authorized an additional $5.0 billion of share repurchases. This amount is in addition to the $2.015 billion that remained from previous authorizations as of December 31, 2025. This authorization does not have a stated expiration date. The timing and actual number of shares to be repurchased will depend on a variety of factors, including the factors described below in the Forward-Looking Statements section.

Business Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2025		2024		Change		2025		2024		Change
Underwriting gain:	$877		$808		$69		$1,810		$1,554		$256
Underwriting gain includes:
Net favorable prior year reserve development	205		147		58		233		90		143
Catastrophes, net of reinsurance	(57)		(94)		37		(1,073)		(1,032)		(41)
Net investment income	737		677		60		2,782		2,560		222
Other income (expense)	2		(7)		9		(6)		(27)		21
Segment income before income taxes	1,616		1,478		138		4,586		4,087		499
Income tax expense	324		290		34		891		781		110
Segment income	$1,292		$1,188		$104		$3,695		$3,306		$389

Combined ratio	84.4%		85.2%		(0.8)	pts	91.7%		92.5%		(0.8)	pts
Impact on combined ratio
Net favorable prior year reserve development	(3.6)	pts	(2.7)	pts	(0.9)	pts	(1.1)	pts	(0.4)	pts	(0.7)	pts
Catastrophes, net of reinsurance	1.0	pts	1.7	pts	(0.7)	pts	4.8	pts	4.8	pts	—	pts
Underlying combined ratio	87.0%		86.2%		0.8	pts	88.0%		88.1%		(0.1)	pts

Net written premiums by market
Domestic
Select Accounts	$930		$893		4%		$3,830		$3,727		3%
Middle Market	3,109		3,011		3		12,541		12,023		4
National Accounts	348		356		(2)		1,262		1,259		—
National Property and Other	666		684		(3)		3,112		3,134		(1)
Total Domestic	5,053		4,944		2		20,745		20,143		3
International	461		482		(4)		1,934		1,935		—
Total	$5,514		$5,426		2%		$22,679		$22,078		3%

Fourth Quarter 2025 Results
(All comparisons vs. fourth quarter 2024, unless noted otherwise)

Segment income for Business Insurance was $1.292 billion after-tax, an increase of $104 million. Segment income increased primarily due to higher net investment income, higher net favorable prior year reserve development and lower catastrophe losses, partially offset by a lower underlying underwriting gain.

Combined ratio:

•The combined ratio of 84.4% improved 0.8 points due to higher net favorable prior year reserve development (0.9 points) and lower catastrophe losses (0.7 points), partially offset by a higher underlying combined ratio (0.8 points).
•The underlying combined ratio was an excellent 87.0%.
•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the workers’ compensation product line for multiple accident years.
Net written premiums of $5.514 billion increased 2%, led by growth of 4% in our Select Accounts small commercial business and 3% in our core Middle Market business, partially offset by a decline in net written premiums in National Property, reflecting disciplined underwriting.

Full Year 2025 Results
(All comparisons vs. full year 2024, unless noted otherwise)

Segment income for Business Insurance was $3.695 billion after-tax, an increase of $389 million. Segment income increased primarily due to higher net investment income, a higher underlying underwriting gain and higher net favorable prior year reserve development, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 91.7% improved 0.8 points due to higher net favorable prior year reserve development (0.7 points) and an improvement in the underlying combined ratio (0.1 points).

•The underlying combined ratio was an excellent 88.0%.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the workers’ compensation product line for multiple accident years, partially offset by an addition to reserves related to run-off operations, including an addition to asbestos reserves of $277 million.
Net written premiums of $22.679 billion increased 3%, led by growth of 4% in our core Middle Market business and 3% in our Select Accounts small commercial business.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2025		2024		Change		2025		2024		Change
Underwriting gain:	$174		$172		$2		$728		$603		$125
Underwriting gain includes:
Net favorable prior year reserve development	30		45		(15)		221		129		92
Catastrophes, net of reinsurance	(1)		(2)		1		(25)		(51)		26
Net investment income	120		105		15		445		390		55
Other income	6		6		—		21		23		(2)
Segment income before income taxes	300		283		17		1,194		1,016		178
Income tax expense	64		55		9		244		201		43
Segment income	$236		$228		$8		$950		$815		$135

Combined ratio	83.0%		82.7%		0.3	pts	81.9%		84.3%		(2.4)	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.8)	pts	(4.3)	pts	1.5	pts	(5.4)	pts	(3.3)	pts	(2.1)	pts
Catastrophes, net of reinsurance	0.1	pts	0.2	pts	(0.1)	pts	0.7	pts	1.3	pts	(0.6)	pts
Underlying combined ratio	85.7%		86.8%		(1.1)	pts	86.6%		86.3%		0.3	pts

Net written premiums
Domestic
Management Liability	$571		$563		1%		$2,326		$2,309		1%
Surety	337		329		2		1,354		1,294		5
Total Domestic	908		892		2		3,680		3,603		2
International	190		162		17		582		506		15
Total	$1,098		$1,054		4%		$4,262		$4,109		4%

Fourth Quarter 2025 Results
(All comparisons vs. fourth quarter 2024, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $236 million after-tax, an increase of $8 million. Segment income increased primarily due to higher net investment income and a higher underlying underwriting gain, partially offset by lower net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 83.0% increased 0.3 points due to lower net favorable prior year reserve development (1.5 points), partially offset by a lower underlying combined ratio (1.1 points) and lower catastrophe losses (0.1 points).

•The underlying combined ratio was very strong at 85.7%.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the fidelity and surety product line for recent accident years.

Net written premiums of $1.098 billion increased 4%, reflecting production growth in both surety and management liability.

Full Year 2025 Results
(All comparisons vs. full year 2024, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $950 million after-tax, an increase of $135 million. Segment income increased primarily due to higher net favorable prior year reserve development, higher net investment income and lower catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 81.9% improved 2.4 points due to higher net favorable prior year reserve development (2.1 points) and lower catastrophe losses (0.6 points), partially offset by a higher underlying combined ratio (0.3 points).

•The underlying combined ratio was very strong at 86.6%.

•Net favorable prior year reserve development was primarily driven by the same factors described above for the fourth quarter of 2025.

Net written premiums of $4.262 billion increased 4%, reflecting the same factors described above for the fourth quarter of 2025.

Personal Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2025		2024		Change		2025		2024		Change
Underwriting gain:	$1,119		$807		$312		$1,727		$827		$900
Underwriting gain includes:
Net favorable prior year reserve development	86		70		16		582		490		92
Catastrophes, net of reinsurance	(37)		(79)		42		(2,592)		(2,252)		(340)
Net investment income	197		173		24		732		640		92
Other income	20		19		1		79		76		3
Segment income before income taxes	1,336		999		337		2,538		1,543		995
Income tax expense	250		201		49		485		294		191
Segment income	$1,086		$798		$288		$2,053		$1,249		$804

Combined ratio	74.0%		80.7%		(6.7)	pts	89.5%		94.4%		(4.9)	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.9)	pts	(1.6)	pts	(0.3)	pts	(3.4)	pts	(3.0)	pts	(0.4)	pts
Catastrophes, net of reinsurance	0.8	pts	1.8	pts	(1.0)	pts	14.9	pts	13.5	pts	1.4	pts
Underlying combined ratio	75.1%		80.5%		(5.4)	pts	78.0%		83.9%		(5.9)	pts

Net written premiums
Domestic
Automobile	$1,856		$1,927		(4)%		$7,745		$7,925		(2)%
Homeowners and Other	2,229		2,158		3		9,051		8,550		6
Total Domestic	4,085		4,085		—		16,796		16,475		2
International	159		177		(10)		650		694		(6)
Total	$4,244		$4,262		—%		$17,446		$17,169		2%

Fourth Quarter 2025 Results
(All comparisons vs. fourth quarter 2024, unless noted otherwise)

Segment income for Personal Insurance was $1.086 billion after-tax, an increase of $288 million. Segment income increased primarily due to a higher underlying underwriting gain, lower catastrophe losses, higher net investment income and higher net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 74.0% improved 6.7 points due to an improvement in the underlying combined ratio (5.4 points), lower catastrophe losses (1.0 points) and higher net favorable prior year reserve development (0.3 points).

•The underlying combined ratio of 75.1% improved 5.4 points, reflecting improvement in both Homeowners and Other and Automobile.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in both the Automobile and Homeowners and Other product lines for recent accident years.

Net written premiums of $4.244 billion were comparable to the prior year quarter.

Full Year 2025 Results
(All comparisons vs. full year 2024, unless noted otherwise)
Segment income for Personal Insurance was $2.053 billion after-tax, an increase of $804 million. Segment income increased primarily due to a higher underlying underwriting gain, higher net investment income and higher net favorable prior year reserve development, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 89.5% improved 4.9 points due to an improvement in the underlying combined ratio (5.9 points) and higher net favorable prior year reserve development (0.4 points), partially offset by higher catastrophe losses (1.4 points).

•The underlying combined ratio of 78.0% improved 5.9 points, reflecting improvement in both Homeowners and Other and Automobile.

•Net favorable prior year reserve development was primarily driven by the same factors described above for the fourth quarter of 2025.

Net written premiums of $17.446 billion increased 2%, reflecting strong renewal premium change in Homeowners and Other.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at Travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9:00 a.m. Eastern (8:00 a.m. Central) on Wednesday, January 21, 2026. Investors can access the call via webcast at investor.travelers.com and by dialing 1.888.440.6281 within the United States or 1.646.960.0218 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at investor.travelers.com and by telephone for seven days by dialing 1.800.770.2030 within the United States or 1.647.362.9199 outside the United States. All callers should use conference ID 5449478.
About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of nearly $49 billion in 2025. For more information, visit Travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and X, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at investor.travelers.com, our Facebook page at facebook.com/travelers and our X account (@Travelers) at x.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance products and services to its customers, primarily in the United States, as well as in the United Kingdom, the Republic of Ireland and throughout other parts of the world, including as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance offers surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers, primarily in the United States, and certain surety and specialty insurance products in Canada, the United Kingdom and the

Republic of Ireland, as well as Brazil through a joint venture, in each case utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance offers a broad range of property and casualty insurance products and services covering individuals’ personal risks, primarily in the United States. Personal Insurance’s primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
 * * * * *
Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “ensures,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business and its future results of operations and financial condition;
•the impact of legislative or regulatory actions or court decisions;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s reserves, including asbestos;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses (including the 2026 plan) and modeling;
•the impact of investment, economic and underwriting market conditions, including interest rates, tariffs and inflation;
•the Company’s approach to managing its investment portfolio;
•the impact of changing climate conditions;
•strategic and operational initiatives to improve growth, profitability and competitiveness;
•the Company’s competitive advantages and innovation agenda, including executing on that agenda with respect to artificial intelligence;
•the Company’s cybersecurity policies and practices;
•new product offerings;
•the impact of developments in the tort environment; and
•the impact of developments in the geopolitical environment.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks
•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, the estimated level of claims and claim adjustment expense reserves may increase, or increases in loss costs may not be offset with sufficient price increases, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments, including increased inflation and the impact of tariffs;
•the Company’s continued exposure to asbestos claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks
•a period of financial market disruption or an economic downturn;

•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks
•the intense competition that the Company faces, including with respect to attracting and retaining employees, and the impact of innovation, technological change, including with respect to artificial intelligence, and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products or services, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products;
•the Company is subject to additional risks associated with its business outside the United States; and
•future pandemics.

Technology and Intellectual Property Risks
•as a result of cyber attacks (the risk of which could be exacerbated by geopolitical tensions) or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;
•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology, including with respect to artificial intelligence; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.
Regulatory and Compliance Risks
•changes in regulation, including changes in tax laws; and
•the Company's compliance controls may not be effective.
In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels appropriate for the Company’s business operations, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws and other factors.
Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 13, 2025, as updated by our periodic filings with the SEC.

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2025	2024	2025	2024
Net income	$2,496	$2,082	$6,288	$4,999
Adjustments:
Net realized investment losses	15	44	37	26
Core income	$2,511	$2,126	$6,325	$5,025

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, pre-tax)	2025	2024	2025	2024
Net income	$3,103	$2,594	$7,796	$6,180
Adjustments:
Net realized investment losses	20	55	48	30
Core income	$3,123	$2,649	$7,844	$6,210

	Twelve Months Ended December 31,								Average Annual
($ in millions, after-tax)	2023	2022	2021	2020	2019	2018	2017	2016	2005 - 2020
Net income	$2,991	$2,842	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014	$2,988
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	(27)
Income from continuing operations	2,991	2,842	3,662	2,697	2,622	2,523	2,056	3,014	3,015
Adjustments:
Net realized investment (gains) losses	81	156	(132)	(11)	(85)	(93)	(142)	(47)	(42)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	(8)	—	—	—	129	—	8
Core income	3,072	2,998	3,522	2,686	2,537	2,430	2,043	2,967	2,981
Less: Preferred dividends	—	—	—	—	—	—	—	—	1
Core income, less preferred dividends	$3,072	$2,998	$3,522	$2,686	$2,537	$2,430	$2,043	$2,967	$2,980
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Diluted Basis

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Diluted income per share
Net income	$11.06	$8.96	$27.43	$21.47
Adjustments:
Net realized investment losses, after-tax	0.07	0.19	0.16	0.11
Core income	$11.13	$9.15	$27.59	$21.58

	Twelve Months Ended December 31,
	2023	2022	2021	2020	2019	2018	2017	2016
Diluted income per share
Net income	$12.79	$11.77	$14.49	$10.52	$9.92	$9.28	$7.33	$10.28
Adjustments:
Net realized investment (gains) losses, after-tax	0.34	0.65	(0.52)	(0.04)	(0.32)	(0.34)	(0.51)	(0.16)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	(0.03)	—	—	—	0.46	—
Core income	$13.13	$12.42	$13.94	$10.48	$9.60	$8.94	$7.28	$10.12
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)
Reconciliation of Segment Income to Total Core Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2025	2024	2025	2024
Business Insurance	$1,292	$1,188	$3,695	$3,306
Bond & Specialty Insurance	236	228	950	815
Personal Insurance	1,086	798	2,053	1,249
Total segment income	2,614	2,214	6,698	5,370
Interest Expense and Other	(103)	(88)	(373)	(345)
Total core income	$2,511	$2,126	$6,325	$5,025
RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of December 31,										Average Annual
($ in millions)	2025	2024	2023	2022	2021	2020	2019	2018	2017	2016	2005 - 2020
Shareholders’ equity	$32,894	$27,864	$24,921	$21,560	$28,887	$29,201	$25,943	$22,894	$23,731	$23,221	$25,023
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	1,478	3,640	3,129	4,898	(2,415)	(4,074)	(2,246)	113	(1,112)	(730)	(1,473)
Net realized investment (gains) losses, net of tax	37	26	81	156	(132)	(11)	(85)	(93)	(142)	(47)	(42)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	—	(8)	—	—	—	287	—	18
Preferred stock	—	—	—	—	—	—	—	—	—	—	(39)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	27
Adjusted shareholders’ equity	$34,409	$31,530	$28,131	$26,614	$26,332	$25,116	$23,612	$22,914	$22,764	$22,444	$23,514
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)
Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
Calculation of Return on Equity and Core Return on Equity

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2025	2024	2025	2024
Annualized net income	$9,982	$8,330	$6,288	$4,999
Average shareholders’ equity	32,252	27,780	29,924	25,993
Return on equity	31.0%	30.0%	21.0%	19.2%
Annualized core income	$10,045	$8,505	$6,325	$5,025
Adjusted average shareholders’ equity	33,984	30,677	32,643	29,295
Core return on equity	29.6%	27.7%	19.4%	17.2%

	Twelve Months Ended December 31,								Average Annual
($ in millions, after-tax)	2023	2022	2021	2020	2019	2018	2017	2016	2005 - 2020
Net income, less preferred dividends	$2,991	$2,842	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014	$2,987
Average shareholders’ equity	22,031	23,384	28,735	26,892	24,922	22,843	23,671	24,182	24,830
Return on equity	13.6%	12.2%	12.7%	10.0%	10.5%	11.0%	8.7%	12.5%	12.0%
Core income, less preferred dividends	$3,072	$2,998	$3,522	$2,686	$2,537	$2,430	$2,043	$2,967	$2,980
Adjusted average shareholders’ equity	26,772	26,588	25,718	23,790	23,335	22,814	22,743	22,386	23,421
Core return on equity	11.5%	11.3%	13.7%	11.3%	10.9%	10.7%	9.0%	13.3%	12.7%

RECONCILIATION OF NET INCOME TO UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting gain, underlying underwriting margin, underlying underwriting income or underlying underwriting result.

A catastrophe is a severe loss designated, or reasonably expected by the Company to be designated, a catastrophe by one or more industry recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally or unintentionally destructive acts, including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income (loss) and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is reached and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2025 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Net Income to Pre-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax, except as noted)	2025	2024	2025	2024
Net income	$2,496	$2,082	$6,288	$4,999
Net realized investment losses	15	44	37	26
Core income	2,511	2,126	6,325	5,025
Net investment income	(867)	(785)	(3,254)	(2,952)
Other (income) expense, including interest expense	85	79	326	308
Underwriting income	1,729	1,420	3,397	2,381
Income tax expense on underwriting results	441	367	868	603
Pre-tax underwriting income	2,170	1,787	4,265	2,984
Pre-tax impact of net favorable prior year reserve development	(321)	(262)	(1,036)	(709)
Pre-tax impact of catastrophes	95	175	3,690	3,335
Pre-tax underlying underwriting income	$1,944	$1,700	$6,919	$5,610
Reconciliation of Net Income to After-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2025	2024	2025	2024
Net income	$2,496	$2,082	$6,288	$4,999
Net realized investment losses	15	44	37	26
Core income	2,511	2,126	6,325	5,025
Net investment income	(867)	(785)	(3,254)	(2,952)
Other (income) expense, including interest expense	85	79	326	308
Underwriting income	1,729	1,420	3,397	2,381
Impact of net favorable prior year reserve development	(253)	(207)	(815)	(559)
Impact of catastrophes	75	138	2,915	2,632
Underlying underwriting income	$1,551	$1,351	$5,497	$4,454

	Twelve Months Ended December 31,
($ in millions, after-tax)	2023	2022	2021	2020	2019	2018	2017	2016
Net income	$2,991	$2,842	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014
Net realized investment (gains) losses	81	156	(132)	(11)	(85)	(93)	(142)	(47)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	(8)	—	—	—	129	—
Core income	3,072	2,998	3,522	2,686	2,537	2,430	2,043	2,967
Net investment income	(2,436)	(2,170)	(2,541)	(1,908)	(2,097)	(2,102)	(1,872)	(1,846)
Other (income) expense, including interest expense	337	277	235	232	214	248	179	78
Underwriting income	973	1,105	1,216	1,010	654	576	350	1,199
Impact of net (favorable) unfavorable prior year reserve development	(113)	(512)	(424)	(276)	47	(409)	(378)	(510)
Impact of catastrophes	2,361	1,480	1,459	1,274	699	1,355	1,267	576
Underlying underwriting income	$3,221	$2,073	$2,251	$2,008	$1,400	$1,522	$1,239	$1,265
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)
COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, pre-tax)	2025	2024	2025	2024
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,832	$6,034	$27,221	$27,059
Less:
Policyholder dividends	10	11	45	47
Allocated fee income	48	47	186	172
Loss ratio numerator	$5,774	$5,976	$26,990	$26,840
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,837	$1,807	$7,266	$6,973
General and administrative expenses (G&A)	1,544	1,475	6,120	5,819
Less:
Non-insurance G&A	110	107	463	421
Allocated fee income	77	81	309	301
Billing and policy fees and other	28	28	113	116
Expense ratio numerator	$3,166	$3,066	$12,501	$11,954
Earned premium	$11,148	$10,868	$43,914	$41,941
Combined ratio (1)
Loss and loss adjustment expense ratio	51.8%	55.0%	61.4%	64.0%
Underwriting expense ratio	28.4%	28.2%	28.5%	28.5%
Combined ratio	80.2%	83.2%	89.9%	92.5%
Impact on combined ratio:
Net favorable prior year reserve development	(2.9)%	(2.4)%	(2.4)%	(1.7)%
Catastrophes, net of reinsurance	0.9%	1.6%	8.4%	8.0%
Underlying combined ratio	82.2%	84.0%	83.9%	86.2%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax and Calculation of Book Value Per Share, Adjusted Book Value Per Share and Tangible Book Value Per Share

	As of
($ in millions, except per share amounts)	December 31, 2025	December 31, 2024	December 31, 2006
Shareholders’ equity	$32,894	$27,864	$25,135
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	(1,478)	(3,640)	445
Preferred stock	—	—	129
Common shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	34,372	31,504	24,561
Less:
Goodwill (includes $208 million of goodwill classified as held for sale as of December 31, 2025)	4,274	4,233	n/a
Other intangible assets (includes $1 million of other intangible assets classified as held for sale as of December 31, 2025)	337	360	n/a
Impact of deferred tax on other intangible assets	(93)	(85)	n/a
Tangible shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	$29,854	$26,996	n/a
Common shares outstanding	217.5	226.6	678.3
Book value per share	$151.21	$122.97	$36.86
Adjusted book value per share	158.01	139.04	36.21
Tangible book value per share, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	137.24	119.14	n/a

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gains (losses) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	December 31, 2025	December 31, 2024
Debt	$9,267	$8,033
Shareholders’ equity	32,894	27,864
Total capitalization	42,161	35,897
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(1,478)	(3,640)
Total capitalization excluding net unrealized losses on investments, net of tax, included in shareholders’ equity	$43,639	$39,537
Debt-to-capital ratio	22.0%	22.4%
Debt-to-capital ratio excluding net unrealized investment losses, net of tax, included in shareholders’ equity	21.2%	20.3%
RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	As of December 31,
($ in millions)	2025	2024	2023	2022	2021	2020	2019	2018	2017	2016
Invested assets (1)	$104,529	$94,223	$88,810	$80,454	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488
Less: Net unrealized investment gains (losses), pre-tax	(1,862)	(4,609)	(3,970)	(6,220)	3,060	5,175	2,853	(137)	1,414	1,112
Invested assets excluding net unrealized investment gains (losses)	$106,391	$98,832	$92,780	$86,674	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376
(1)  Includes $3,347 million of invested assets classified as held for sale as of December 31, 2025.

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 13, 2025, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825